Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
October 7, 2009
Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, TX 77002
Ladies and Gentlemen:
     We have acted as special counsel to Enterprise Products Operating LLC, a Texas limited liability company (“EPO”), and Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-162091), as amended (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering by EPO of (i) 7.625% Senior Notes due 2012, (ii) 6.125% Senior Notes due 2013, (iii) 5.90% Senior Notes due 2013, (iv) 6.65% Senior Notes due 2018, (v) 7.55% Senior Notes due 2038 and (vi) Junior Fixed/Floating Subordinated Notes due 2067 (collectively, the “New Notes”) guaranteed by the Partnership in exchange (the “Exchange Offers”) for all validly tendered and accepted notes of the corresponding series (collectively, the “Old Notes”) issued by TEPPCO Partners, L.P.
     In arriving at the opinion expressed below, we have examined the Registration Statement, including the prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.
     Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, the description of the United States federal income tax consequences appearing under the heading “Material United States Federal Income Tax Consequences” in the prospectus contained in the Registration Statement constitutes our opinion of the material United States federal income tax consequences to the holders described therein of the Exchange Offers and the ownership and disposition of the New Notes.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any

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Enterprise Products Partners L.P.
October 7, 2009

matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Andrews Kurth LLP